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EXHIBIT 99.1      LETTER OF ENGAGEMENT

                                 BRAUN & COMPANY
                           --------------------------
                           BARRISTERS AND SOLICITORS*

Thomas A. Braun, B.A., LL.B., LL. M.*

January 20, 2005

Mr. Merrill Moses President Armor Electric, Inc.
201 Lomas Santa Fe, Suite #420
Solana Beach CA 92075

Telephone: (858) 720-0123

         RE: LETTER OF ENGAGEMENT

Dear Mr. Moses:

The purpose of this letter is to set forth the terms and conditions that will govern our professional relationship.

This agreement for professional services is between Armor Electric, Inc. a Florida corporation, and all of its subsidiaries, ("Client") and Braun & Company, Barristers and Solicitors ("Braun & Co.") whose address is 777 Hornby Street, Vancouver, BC, V6Z 1S2.

Braun & Co. agrees to provide professional services to the Client with respect to certain capital formation, business strategy and legal affairs referred to Braun & Co. by the Client from time to time. This agreement is made to document the conditions and guidelines that will govern the relationship between the parties.

Braun & Co. is currently advising and assisting in the preparation and filing of registration statements on Form S-8 and the preparation of the 2005 Stock Plan and the 2005 Incentive Stock Option Plan.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Braun & Co. will provide shall be in accordance with the following terms and conditions.

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#702 - 777 Hornby Street                                      Tel:(604) 605-0507
Vancouver, BC V6Z 1S2                                         Fax:(604) 605-0508
*Also of the California Bar



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PROFESSIONAL FEES

Fees will be based upon the reasonable value of Braun & Co.'s services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & British Columbia Rules of Professional Conduct. Fees will be based on the rates charged by Braun & Co..

My hourly fee is US$275 plus GST and PST, if applicable, and any expenses related to the matter. Minor expenses include long distance telephone charges, photocopying, delivery charges, faxes, etc. The hourly fee for my legal assistant and my articling student is US$110.00 plus GST and PST, if applicable.

The Client further understands that during the course of Braun & Co.'s engagement, it may be necessary or advisable to delegate various portions of this matter to others.

COSTS AND EXPENSES

The Client understands that in the course of representation, it may be necessary for Braun & Co. to incur certain costs or expenses. The Client will reimburse Braun & Co. for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by the Client in advance. More particularly, the Client will reimburse Braun & Co. in accordance with the following guidelines:

1. COMPUTER-RELATED EXPENSES - The Client will reimburse Braun & Co. for computerized research and research services. However, any charges over $500 per month will require approval. The Client also encourages Braun & Co. to utilize computer services that will enable Braun & Co. to more efficiently manage the projects.

2. TRAVEL - The Client will reimburse Braun & Co. for expenses in connection with out of town travel. However, the Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. FILING FEES & COURT COSTS - The Client will reimburse Braun & Co. for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Braun & Co.



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BILLING

All bills will include a summary statement of the kinds of services rendered during the relevant period. The Client expects that Braun & Co. will maintain back-up documentation for all expenses. The Client expects to be billed monthly or at the conclusion of each project and expects to pay Braun & Co.'s invoices as described below.

PAYMENT

The Client shall pay Braun & Co.'s out of pocket costs promptly. As payment for professional services, the Client agrees to pay in cash or as follows.

The Client has agreed to pay outstanding fees in the amount of US$35,000 with the issuance of 304,348 shares (based on the closing price of the stock on January 20, 2005) of the common stock to Thomas A. Braun. The Client further agrees that these shares will be registered on an S-8 Registration Statement.

As a retainer to be used for payment for services, the Client has proposed, and Braun & Co. has agreed, that the Client will place a block of 300,000 shares of free trading stock in the name of Thomas Braun Law Corp. with a nationally known securities broker-dealer. At least once a month, Braun & Co. will send the Client a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, sufficient Client stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement. Braun & Co. has not been engaged to perform, nor will Braun & Co. agree to perform any services in connection with a capital raising transaction in exchange for shares registered on Form S-8. The rules and regulations of the United States Securities and Exchange Commission do not allow the use of a Form S-8 registration statement under such circumstances. Any fees for services that are in connection with a capital raising transaction shall be paid in cash or registered on another form of registration statement.

In the course of Braun & Co.'s representation of the Company, if all the stock is liquidated, a new block of stock sufficient to cover projected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the terms and conditions outlined above. At the conclusion of Braun & Co.'s representation of the Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to the Client.

The Client has agreed to promptly register such blocks of stock pursuant to Form S-8 or other applicable registration statement at its own expense and deliver such stock to Braun & Co. or brokerage firm upon the filing and effectiveness of the registration statement.



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INVOLVEMENT OF CLIENT

The Client expects to be kept closely involved with the progress of Braun & Co.'s services in this matter. Braun & Co. will keep the Client apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Braun & Co. will need to obtain information from the Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

TERMINATION

The Client shall have the right to terminate Braun & Co.'s engagement by written notice at any time. Braun & Co. has the same right to terminate this engagement, subject to an obligation to give the Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Braun & Co. will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

If the foregoing accurately reflects your agreement with Braun & Co. regarding professional services, please sign and return a duplicate copy of this letter. Thank you in advance for your prompt attention to this matter.

                                                           Yours very truly,

                                                           BRAUN & COMPANY

                                                           ---------------------
                                                           per: Thomas A. Braun

Approved and Agreed:
Armor Electric, Inc.,

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per: Merrill Moses
President